Exhibit 10.21

2020 STOCK INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF SHARES OF RESTRICTED STOCK

This Restricted Stock Award Agreement (the “Agreement”) is made as of the date specified in the individual grant summary, by and between SpartanNash Company, a Michigan corporation (together with its subsidiaries, “SpartanNash”), and the person specified in the individual grant summary, an employee of SpartanNash (the “Employee” or “you”).  For purposes of the Agreement, the “Employer” means SpartanNash or any Affiliate that employs you.

SpartanNash has adopted the 2020 Stock Incentive Plan (the “Plan”) which permits the grant of an award of Shares of Restricted Stock.  Capitalized terms not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration the parties hereto agree as follows:

1.

Grant of Restricted Stock.  SpartanNash hereby grants to you the number of Shares of Restricted Stock specified in the grant summary above for no cash consideration.  The Restricted Stock shall be subject to the terms and conditions in this Agreement and the Plan. You acknowledge receipt of a copy of the Plan Prospectus.  The date of grant shall be as specified on your individual grant summary above (“Grant Date”).

2.

Vesting of Restricted Stock.  The Restricted Stock is subject to the following transfer and forfeiture conditions (the “Restrictions”), which will lapse, if at all, as described below.  Except as otherwise provided in the Plan or this Agreement, neither the Shares of Restricted Stock nor any dividends paid on such Shares of Restricted Stock, may be sold, assigned, hypothecated or transferred (including without limitation, transfer by gift or donation) until the applicable vesting dates provided below (the “Restricted Period”). If the application of the vesting percentages below results in the vesting of a fractional Share of Restricted Stock, the number of Shares vested shall be rounded to the nearest whole number.

Vesting Dates:Cumulative Shares Vested:
March 1, 202125%
March 1, 202250%
March 1, 2023 75%
March 1, 2024100%

Except as provided in Section 3 below, Unvested Restricted Stock shall be cancelled and forfeited if, at any time within the Restricted Period, your employment terminates for any reason.  For purposes of this letter agreement, a “termination of employment” with SpartanNash means the termination of your employment with SpartanNash and all Affiliates.  For avoidance of doubt, if you are employed by an Affiliate that is sold or otherwise ceases to be an Affiliate of SpartanNash, you shall incur a termination of employment under this Agreement.

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3.	Accelerated or Continued Vesting.
a.

Upon termination of your employment within the Restricted Period by reason of death or Disability (as defined in the Plan), the Restricted Period shall end upon such termination due to death or Disability, and the Restricted Stock will vest and no longer be subject to forfeiture.

b.

Upon termination of your employment within the Restricted Period due to Retirement, if you continue to comply with the restrictive covenants in Section 4 below and Exhibit A, the Shares of Restricted Stock will continue to vest in accordance with the terms of this Agreement as if you had remained in employment with the Employer.

c.

In the event of a Change in Control (as defined in the Plan), if this Award Agreement is not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, then the Shares of Restricted Stock shall immediately become fully vested and delivered to you.  If this Award Agreement is assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in manner approved by the Committee or the Board, and if within two years after the effective date of the Change in Control, your employment with the surviving entity and all of its affiliates (the “employer”) is involuntarily terminated without Cause, then the Shares of Restricted Stock shall immediately become fully vested and delivered to you.

4.

Non‑Compete Restrictions.  As a condition of and in consideration for receiving this Restricted Stock Award, you agree to comply with the restrictive covenants regarding non‑competition, non‑solicitation and other matters set forth on Exhibit A to this Agreement.

5.	Miscellaneous.
a.

You shall have the right to vote the Shares of Restricted Stock.  During the Restricted Period, you will accrue dividend equivalent amounts equal in value to the dividends you would have received in the absence of any Restrictions.  The dividend equivalents, and any other non‑cash dividends or distributions paid, with respect to a given Share of unvested Restricted Stock shall be subject to the same Restrictions as those relating to that Share of Restricted Stock granted under this Agreement.  After the Restricted Period ends with respect to that Share of Restricted Stock, you will receive cash equal to the value of the dividend equivalents that were accrued with respect to that Share, and you will have all shareholder rights, including the right to transfer the Share, subject to such conditions as SpartanNash may reasonably specify to ensure compliance with federal and state securities laws.

b.

Shares of Restricted Stock issued hereunder shall at all times remain subject to any SpartanNash recoupment or recovery policy, as well as any policy on hedging and pledging, as such policies may be amended from time to time.

c.	Shares of Restricted Stock shall be evidenced by appropriate entry on the books of SpartanNash or a duly authorized transfer agent of SpartanNash (without a paper certificate).
d.

Neither the Plan nor this Agreement shall (i) be deemed to give you a right to remain an employee of SpartanNash, (ii) restrict the right of SpartanNash to discharge you, with or without cause, or (iii) be deemed to be a written contract of employment.

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e.

In order to provide SpartanNash with the opportunity to claim the benefit of any income tax deduction which may be available to it and in order to comply with all applicable laws or regulations, SpartanNash may take such actions as it deems appropriate to ensure that, if necessary, all required federal, state, local or foreign payroll, employment, income or other withholding taxes are withheld or collected from you (“Tax‑Related Items”).  Unless the Committee determines otherwise, such withholding shall be accomplished by withholding of Shares that would otherwise be released upon vesting having a Fair Market Value equal to the Tax‑Related Items.

f.

SpartanNash, in its sole discretion, may decide to deliver any documents related to the Restricted Stock or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on‑line or electronic system established and maintained by SpartanNash or a third party designated by SpartanNash.  The third-party administrator may send user ID, password and trading PIN information to new participants directly via regular mail.

g.

This Restricted Stock grant shall be effective only after you agree to the terms and conditions of this Agreement (including the restrictive covenants in Exhibit A).  You shall not disclose either the contents or any of the terms and conditions of the Restricted Stock to any other person and agrees that SpartanNash shall have the right, in its sole discretion, to immediately terminate the Restricted Stock in the event of such disclosure.

h.

This Agreement shall be construed under and governed by the internal laws of the State of Michigan without regard to the application of any choice‑of‑law rules that would result in the application of another state’s laws.  In any action brought by SpartanNash under or relating to this Agreement, you consent to exclusive jurisdiction and venue in the federal and state courts in, at the election of SpartanNash, (i) the State of Michigan and (ii) any state and county in which SpartanNash contends that you have breached this Agreement.  In any action brought by you under or relating to this Agreement, SpartanNash consents to the exclusive jurisdiction and venue in the federal and state courts of the State of Michigan, County of Kent.

i.

The invalidity or enforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

By execution of this Agreement as of the Grant Date, you hereby accept and agree to be bound by all of the terms and conditions of this Agreement and the Plan.

EMPLOYEE:

___________________________________

Dated ______________________________

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Exhibit 10.21

Exhibit A
SpartanNash Company
Post‑Employment Competition Agreement

1.Introduction

SpartanNash faces intense competition in all of its lines of business. Your employment with SpartanNash has required, and will continue to require, that you work with SpartanNash’s non‑public, proprietary, confidential or trade secret information (all such information, “Confidential Information”), which is vitally important to SpartanNash’s success. You have also participated in and developed relationships with SpartanNash customers in the course of your employment.

It is important that SpartanNash take steps to protect its Confidential Information and business relationships, even after your employment with SpartanNash concludes for any reason. Your disclosure of Confidential Information or interference with SpartanNash’s relationships could do serious damage to the business, finances, or reputation of SpartanNash. For these reasons, SpartanNash requires that you agree to the restrictions set forth below as consideration for, and as a condition of receipt of, your Restricted Stock Award.

2.Important Definitions

As used in this document:

“Agreement” means this Restricted Stock Award Agreement, including the post‑employment competition agreement in this Exhibit A.

“Business” means the Military Segment (defined below), the Food Distribution Segment (defined below) and the Retail Segment (defined below):

•

The “Military Segment” means:  the manufacturing, procurement, sale or distribution of Products (defined below) within the military resale system, including, but not limited to, the United States military commissaries and exchanges, the Defense Commissary Agency, AAFES, NEXCOM, CGX, MCX, and any third‑party distributors, brokers, partners or manufacturers with which SpartanNash conducted business or was preparing to conduct business in the Military Segment at any time during the 24‑month period preceding the termination of your employment for any reason;

•

The “Food Distribution Segment” means:  the manufacture, sale, or distribution of Products (defined below), or provision of any value‑added services, to any independent grocery store, SpartanNash‑owned grocery stores, “meal kit” provider, reseller, national account, or any other retailer of Products (whether brick‑and‑mortar or e‑commerce) with whom SpartanNash conducted business or was preparing to conduct business at any time during the 24‑month period preceding the termination of your employment for any reason; and

•

The “Retail Segment” means:  the operation of any retail grocery store or other business that obtains, or plans to obtain, twenty percent (20%) or more of its gross revenue from retail sales of Products (as defined below).

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“Covered Customer” means any Person to whom SpartanNash provided goods or services at any time during the 24‑month period preceding the termination of your employment for any reason, with which or with whom you first had contact directly or indirectly as part of your job responsibilities (including oversight responsibility) with SpartanNash or about which or whom you learned Confidential Information.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, proprietorship, other business organization, business trust, union, association or governmental or regulatory entities, department, agency or authority.

“Products” means grocery and related products including, nationally branded and private label grocery products and perishable food products (including dry groceries, produce, dairy products, meat, delicatessen items, bakery goods, frozen food, seafood, floral products, beverages, tobacco products, fresh protein‑based foods, prepared meals, and value‑added products such as fresh‑cut fruits and vegetables and prepared salads), general merchandise, health and beauty care products, pharmacy products (prescription and non‑prescription drugs), fuel and other items offered by SpartanNash.

“Restricted Area” means (i) with respect to the Military Segment, the United States, Europe, Cuba, Puerto Rico, Bahrain, Egypt and any other country in the world where SpartanNash engages in the Military Segment or was preparing to engage in the Military Segment, in each case, at any time during the 24‑month period preceding the termination of your employment for any reason; (ii) with respect to the Food Distribution Segment, any U.S. state or territory and any other country in the world where SpartanNash engages in the Food Distribution Segment or was preparing to engage in the Food Distribution Segment, in each case, at any time during the 24‑month period preceding the termination of your employment for any reason; or (iii) with respect to the Retail Segment, in Iowa, Michigan, Minnesota, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin, as well as any other state in the United States where SpartanNash engages in the Retail Segment or was preparing to engage in the Retail Segment, in each case, at any time during the 24‑month period preceding the termination of your employment for any reason.

“SpartanNash” means SpartanNash Company and any of its subsidiaries.

3.Your Agreements

By accepting the Restricted Stock Award, you agree that, while you are employed with SpartanNash and for twelve (12) months following the termination of your employment for any reason, you will not, directly or indirectly:

a.

be employed or engaged by, own any interest in, manage, control, participate in, serve on the board of directors of, consult with, provide advice to, contribute to, lend money to or otherwise finance, hold a security interest in, render services for, or provide assistance to, any Person that engages or is preparing to engage, anywhere within the Restricted Area, in any Business with respect to which you had responsibility at any time within the 24‑month period preceding the termination of your employment for any reason, or with respect to which you possess any Confidential Information; provided, however, that you may make passive investments of not more than one percent (1%) of the capital stock or other ownership or equity interest, or voting power, in a public company, registered under the Securities Exchange Act of 1934, as amended;

b.

(i) solicit or conduct business with any Covered Customer or any current, former or prospective supplier; or (ii) otherwise induce any current, former or prospective customer, supplier, contractor, or other third party to stop doing business with SpartanNash, adversely change the terms or amount of its business with SpartanNash, refuse to do business with SpartanNash; or (iii) otherwise interfere with any SpartanNash business relationships; or

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c.

hire, engage, or solicit for employment or engagement any individual who was employed or engaged by SpartanNash at any time within the 24‑month period preceding the termination of your employment for any reason, or encourage or persuade any such individual to end his or her relationship with SpartanNash.

You agree that the restrictions above are necessary to ensure the protection and continuity of the business and goodwill of SpartanNash, and that the restrictions are reasonable as to geography, duration and scope.

4.Other Terms and Conditions

a.

Coordination with Other Agreements. This document, together with the 2020 SpartanNash Stock Incentive Plan and any award letter issued thereunder, sets forth the entire agreement between you and SpartanNash with respect to its subject matter, and merges and supersedes all prior discussions, negotiations, representations, proposals, agreements and understandings of every kind and nature between you and SpartanNash with respect to its subject matter; except that, this Agreement does not impair, diminish, restrict or waive any other restrictive covenant, nondisclosure obligation or confidentiality obligation you have to SpartanNash under any other agreement, policy, plan or program of SpartanNash, all of which remain in effect and constitute separate, enforceable obligations. You and SpartanNash represent that, in executing this Agreement, you and SpartanNash have not relied upon any representations or statements made, other than those set forth in this document, with regard to the subject matter, basis or effect of this Agreement.

b.

Severability; “Blue Penciling”.  If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, then any such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law and then so enforced.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.  A determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable will not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

c.

Waiver.  SpartanNash’s failure to enforce any term, provision or covenant of this Agreement will not be construed as a waiver.  Waiver by SpartanNash of any breach or default by you or any other person will not operate as a waiver of any other breach or default.

d.

Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon SpartanNash, any successor organization which shall succeed to SpartanNash by acquisition, merger, consolidation or operation of law, or by acquisition of assets of SpartanNash and any assigns of SpartanNash.  You may not assign your obligations under this Agreement.

e.

Modification; Amendment.  This Agreement may not be changed orally, but may be changed only in a writing signed by you and an officer of SpartanNash holding the title of Senior Vice President or any more senior position.

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f.

Governing Law.  This Agreement shall be construed under and governed by the internal laws of the State of Michigan without regard to the application of any choice‑of‑law rules that would result in the application of another state’s laws.  In any action brought by SpartanNash under or relating to this Agreement, you consent to exclusive jurisdiction and venue in the federal and state courts in, at the election of SpartanNash, (i) the State of Michigan and (ii) any state and county in which SpartanNash contends that you have breached this Agreement.  In any action brought by you under or relating to this Agreement, SpartanNash consents to the exclusive jurisdiction and venue in the federal and state courts of the State of Michigan, County of Kent.

g.

Relief.  In addition, you agree that SpartanNash would suffer irreparable harm if you were to breach, or threaten to breach, your agreements in Section 3 above and that SpartanNash would by reason of such breach, or threatened breach, be entitled to injunctive relief in an appropriate court, without the need to post any bond, and you consent to the entry of injunctive relief prohibiting you from breaching your agreements in Section 3 above.  You also agree that SpartanNash may claim and recover money damages in addition to injunctive relief.  Furthermore, in the event you were to breach, or threaten to breach, any of your agreements in Section 3 above, all Shares of the Restricted Stock subject to the Restrictions will be forfeited.

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